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                                                        Exhibit 3.02

                    FIRST AMENDMENT TO SHAREHOLDERS AGREEMENT

By this private deed:

1) ODEBRECHT QUIMICA S/A, a stock company with head office at Av. das Nacoes Unidas no 4777, 3o andar, Sala 3, in the City of Sao Paulo, State of Sao Paulo, enrolled in the National Roll of Corporate Taxpayers under # 57.015.018/0001-84; ODBPAR INVESTIMENTOS S/A, a stock company with head office at Av. Luiz Viana Filho no 2841, Ed. Odebrecht, in the City of Salvador, State of Bahia, enrolled in the National Roll of Corporate Taxpayers under # 05.144.757/0001-72; and ODEBRECHT S/A, a stock company with head office at Av. Luiz Viana Filho no 2841, Ed. Odebrecht, in the City of Salvador, State of Bahia, enrolled in the National Roll of Corporate Taxpayers under # 15.105.588/0001-15 (jointly referred to as "Odebrecht"), herein represented by their undersigned legal representatives (Odebrecht and those companies directly or indirectly controlling or controlled by or under common control with Odebrecht hereinafter jointly referred to as "Odebrecht Group"); and

2) PETROQUIMICA DA BAHIA S/A, a stock company with head office at Rua Miguel Calmon no 57, 2o andar (parte), in the City of Salvador, State of Bahia, enrolled in the National Roll of Corporate Taxpayers under # 13.943.667/0001-70 ("PQBA"), herein represented by its undersigned legal representatives (PQBA and those companies directly or indirectly controlling or controlled by or under common control with PQBA hereinafter jointly referred to as "PQBA Group");

     all of them referred to jointly as Parties and severally as Party.

WHEREAS:

A) on July 27th, 2001, Odebrecht Quimica S/A and PQBA executed an Agreement on Vote Orientation and other Covenants (hereinafter referred to as "Agreement", a copy thereof is attached hereto), whose object matter is to rule the relationships between the Parties as direct or indirect shareholders of Copene, and also runs upon the preferred right as to the purchase of Shares as well as the Copene management and control, whether directly or by means of Norquisa;

B) said Agreement sets forth, among other things, the rules for the Parties to carry out the restructuring of the Petrochemical Pole of Camacari, beginning with the integration of the Parties' second-generation companies to Copene -
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Petroquimica do Nordeste S/A and culminating in the  organization of Braskem S/A
("Corporate Restructuring");

C) a Special General Meeting of Copene is hereby convened to be held on August 16th, 2002, to approve said Corporate Restructuring as proposed by the Administration Board of Copene;

D) as soon as the Corporate Restructuring is approved, ODBPAR Investimentos S/A will start being the holder of the whole equity of Odebrecht Group in Norquisa and will also start holding, together with Odebrecht S/A, a direct equity in Braskem S/A; accordingly, it is convenient to include such companies as Parties to the Agreement;

E) upon the organization of Braskem S/A and the establishment of the controlling block arising from said Corporate Restructuring, the Parties decided to delineate more defined outlines to the vote agreements as to Norquisa;

F) Odebrecht and PQBA are the holders of 39.72% and 16.07%, respectively, of the voting capital of Norquisa;

NOW, THEREFORE, the Parties do hereby decide to execute this Amendment to be governed by the following clauses and conditions:

1 -  Definitions:

1.1 The terms and expressions written in capital letters shall have the meanings set out in the Agreement herein amended.

2 -  Object Matter:

2.1 Vote Cast in the Deliberative Bodies of Norquisa. The Parties do hereby decide to amend the Agreement so as to determine that, without prejudice to the provisions regarding the right to vote provided by Clause 4 thereof, the Parties must hold Previous Meetings before the General Meetings of Norquisa, in order to set forth the orientation of the votes from its representatives. Except as otherwise determined by the Parties, such Previous Meetings must be held one
(01) hour before the time scheduled for the General Meeting and at that place informed in the calling edict for the General Meeting.

The resolutions of said Previous Meeting shall be adopted by simple majority of votes - it being understood that each common share of Norquisa entitles its holder to one (01) vote - and are vote agreements that bind the vote from the Parties as to the respective General Meeting.
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2.2 New Parties to the Agreement.  In view of the new formation of the corporate capital of Norquisa and Braskem S/A after said Corporate Restructuring, ODBPAR Investimentos S/A and Odebrecht S/A start being Parties to the Agreement, for any purposes whatsoever.

3 -  Jurisdiction:

3.1 This Amendment will be governed by, construed under and subject to the laws of Brazil; in case of any noncompliance with the obligations undertaken hereunder, the Parties hereby elect the Court of the County of the Capital of the State of Bahia to settle any disputes or controversies arising hereof, excluding any other one, the most privileged it might be.

And, being thus fair and agreed, the Parties cause this Amendment to be signed in two (02) copies of equal form and substance, and for a single effect, in the presence of the two undersigned witnesses.

Salvador, July 29th, 2002.

[sign.](illegible) ODEBRECHT QUIMICA S/A

[sign.](illegible) ODBPAR INVESTIMENTOS S/A

[sign.](illegible) ODEBRECHT S/A

[sign.](illegible) PETROQUIMICA DA BAHIA S/A

Witnesses:

1. [signature]                          2. [signature]
Name: (illegible)                       Name: (illegible)
Taxpayer Card:  063.346.438-43          Taxpayer Card:  041.490.088-09